Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

Unadited Condensed Consolidated Financial Statements
March 31, 2006

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	March 31, 2006	December 31, 2005
ASSETS
Bonds at fair value (amortized cost of $4,146,335 and $4,208,011)	$4,263,756	$4,370,469
Equity securities at fair value (cost of $54,392 and $54,370)	54,404	54,370
Short-term investments	81,154	133,283
Variable interest entities’ bonds at fair value (amortized cost of $1,154,963 and $1,155,832)	1,155,519	1,155,992
Variable interest entities’ guaranteed investments contracts at fair value (amortized cost approximates fair value)	977,424	1,021,791
Variable interest entities’ short-term investment portfolio	2,545	2,674
Total investment portfolio	6,534,802	6,738,579
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $49,234 and $52,840)	48,920	55,396
Securitized loans	284,242	296,965
Other	75,853	115,512
Total assets acquired in refinancing transactions	409,015	467,873
Total investments	6,943,817	7,206,452
Cash	41,896	10,376
Deferred acquisition costs	342,795	335,129
Prepaid reinsurance premiums	867,972	865,192
Reinsurance recoverable on unpaid losses	35,008	36,339
Other assets	1,176,894	1,162,562
TOTAL ASSETS	$9,408,382	$9,616,050
LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER’S EQUITY
Deferred premium revenue	$2,377,547	$2,380,600
Losses and loss adjustment expenses	206,414	205,718
Variable interest entities’ debt	2,684,408	2,708,773
Deferred federal income taxes	242,044	238,342
Notes payable to affiliate	404,897	463,575
Surplus notes	108,850	108,850
Minority interest	201,674	254,123
Accrued expenses and other liabilities	241,787	353,643
TOTAL LIABILITIES AND MINORITY INTEREST	6,467,621	6,713,624
COMMITMENTS AND CONTINGENCIES
Preferred stock (5,000.1 and 0 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)
Common stock (400 shares authorized; issued and outstanding; par value of $37,500 per share)	15,000	15,000
Additional paid-in capital—common	844,626	841,828
Accumulated other comprehensive income (net of deferred income taxes of $41,659 and $58,198)	76,730	108,082
Accumulated earnings	2,004,405	1,937,516
TOTAL SHAREHOLDER’S EQUITY	2,940,761	2,902,426
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER’S EQUITY	$9,408,382	$9,616,050

The accompanying Notes to Condensed Consolidated Financial Statements
are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (unaudited)
(in thousands)

	Three Months Ended March 31,
	2006	2005
REVENUES:
Net premiums written	$96,560	$115,084
Net premiums earned	$102,484	$100,463
Net investment income	52,402	49,163
Net realized gains (losses)	(878)	(865)
Variable interest entities’ interest income	31,615	21,923
Net realized and unrealized gains (losses) on derivative instruments	6,616	(51,339)
Income from assets acquired in refinancing transactions	6,977	10,188
Net realized gains from assets acquired in refinancing transactions	675	5,433
Other income	1,285	196
TOTAL REVENUES	201,176	135,162
EXPENSES:
Losses and loss adjustment expenses	3,285	3,984
Interest expense	6,748	9,083
Variable interest entities’ interest expense	36,030	31,081
Policy acquisition costs	16,210	15,408
Variable interest entities’ foreign exchange (gain) loss	24,954	(59,371)
Other operating expenses	19,434	17,605
TOTAL EXPENSES	106,661	17,790
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES	94,515	117,372
Provision for income taxes	40,470	26,983
NET INCOME BEFORE MINORITY INTEREST AND EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES	54,045	90,389
Minority interest	52,845	(3,809)
NET INCOME	106,890	86,580
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) arising during period [net of deferred income tax provision (benefit) of $(16,864) and $(18,137)]	(31,955)	(38,032)
Less: reclassification adjustment for gains (losses) included in net income [net of deferred income tax provision (benefit) of $(325) and $1,693]	(603)	3,144
Other comprehensive income (loss)	(31,352)	(41,176)
COMPREHENSIVE INCOME	$75,538	45,404

The accompanying Notes to Condensed Consolidated Financial Statements
are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Premiums received, net	$43,992	$99,194
Policy acquisition and other operating expenses paid, net	(127,768)	(136,751)
Recoverable advances recovered (paid)	267	13
Losses and loss adjustment expenses paid	(1,464)	676
Net investment income received	51,528	49,773
Variable interest entities’ net investment income received	9,878	8,254
Variable interest entities’ net derivative payments	(8,331)	(8,227)
Federal income taxes paid	1,980	(9,273)
Interest paid	(5,983)	(8,052)
Income received from refinanced assets	5,829	9,133
Other, net	2,002	618
Net cash provided by (used for) operating activities	(28,070)	5,358
Cash flows from investing activities:
Proceeds from sales of bonds	395,343	343,603
Proceeds from maturities of bonds	36,563	43,383
Purchases of bonds	(383,115)	(382,067)
Purchases of property and equipment	(852)	(8,728)
Net decrease (increase) in short-term investments	52,129	53,615
Maturity of variable interest entities’ bonds	41,500	50,595
Net decrease in variable interest entities’ short-term investments	129	(48,569)
Paydowns of assets acquired in refinancing transactions	51,875	22,144
Proceeds from sales of assets acquired in refinancing transactions	4,995	65,184
Other investments	1,161	(1,756)
Net cash provided by (used for) investing activities	199,728	137,404
Cash flows from financing activities:
Repayment of notes payable	(58,405)	(93,076)
Capital issuance costs	(233)	(303)
Dividends paid	(40,000)	(24,000)
Repayment of variable interest entities’ debt	(41,500)	(1,500)
Net cash provided by (used for) financing activities	(140,138)	(118,879)
Net increase (decrease) in cash	31,520	23,883
Cash at beginning of period	10,376	10,005
Cash at end of period	$41,896	$33,888

(a)           In the first three months of 2006 and 2005, the Company received a tax benefit of $3,031 and $2,966, respectively, by utilizing its Parent’s losses. These amounts were recorded as capital contributions.

The accompanying Notes to Condensed Consolidated Financial Statements
are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.   ORGANIZATION AND OWNERSHIP (Continued)

Financial Security Assurance Inc. (the “Company”), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the “Parent”), is an insurance company domiciled in the State of New York. The Company and its subsidiaries are primarily engaged in the business of providing financial guaranty insurance on municipal and asset-backed obligations. In addition, the Company insures guaranteed investment contracts (“GICs”) issued by FSA Capital Management Services LLC (“FSACM”), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the “GIC Affiliates”), affiliates of the Company.

The Company consolidates the results of certain variable interest entities (“VIEs”), including FSA Global Funding Limited (“FSA Global”), Premier International Funding Co. (“Premier”) and Canadian Global Funding Corporation (“Canadian Global”). The majority of Canadian Global’s assets were liquidated and its liabilities satisfied during the third quarter of 2004. The Company refinanced certain defaulted transactions by employing refinancing vehicles to raise funds for the refinancings. These refinancing vehicles are also consolidated.

2.   BASIS OF PRESENTATION

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the financial position, results of operations and cash flows at March 31, 2006 and for all periods presented. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s December 31, 2005 Consolidated Financial Statements and notes thereto. The December 31, 2005 condensed consolidated balance sheet data was derived from audited financial statements. The results of operations for the periods ended March 31, 2006 and 2005 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2006 presentation.

3.   LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes loss liabilities based on its estimate of specific and non-specific losses. The Company also establishes liabilities for loss adjustment expenses (“LAE”), consisting of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

The Company calculates a loss and LAE liability based upon identified risks inherent in its entire insured portfolio. If an individual policy risk has a probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is established to account for the inherent credit losses that can be statistically estimated.

The following table presents the activity in the non-specific and case reserves for the three months ended March 31, 2006. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.

3.   LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

Reconciliation of Net Losses and Loss Adjustment Expenses

	Non- Specific	Case	Total
	(in millions)
December 31, 2005	$115.7	$53.7	$169.4
Incurred	3.3	—	3.3
Transfers	4.1	(4.1)	—
Payments and other decreases	—	(1.3)	(1.3)
March 31, 2006 balance	$123.1	$48.3	$171.4

Management of the Company periodically evaluates its estimates for losses and LAE and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ from current estimates.

The gross and net par amounts outstanding on transactions with case reserves were $538.5 million and $454.8 million, respectively, at March 31, 2006. The net case reserves consisted primarily of seven collateralized debt obligations (“CDOs”) transactions and one municipal transaction, which collectively accounted for approximately 94.0% of total net case reserves. The remaining nine exposures were in various sectors.

4.   DERIVATIVE INSTRUMENTS

Credit Default Swaps

The Company has insured a number of CDS with the expectation that these transactions will not be subject to a market value termination for which the Company would be liable. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and LAE as incurred and to record changes in fair value as incurred. The Company recorded net earned premium under these agreements of $22.5 million for the three months ended March 31, 2006 and $21.4 million for the three months ended March 31, 2005.

Changes in the fair value of CDS, which were gains of $29.2 million for the three months ended March 31, 2006 and losses of $2.6 million for the three months ended March 31, 2005, were recorded in net realized and unrealized gains on derivative instruments in the condensed consolidated statements of operations and comprehensive income. The Company included net par outstanding of $72.2 billion and $66.6 billion relating to these CDS transactions at March 31, 2006 and December 31, 2005, respectively, in the asset-backed balances in Note 6. The gains or losses recognized by recording these contracts at fair value are determined each quarter based on quoted market prices, if available. If quoted market prices are not available, then the determination of fair value is based on internally developed estimates. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal shadow ratings, the level at which the deductible has been set and the Company’s ability to obtain reinsurance for its insured obligations. The Company does not believe that the fair value adjustments are an indication of potential claims under the Company’s guarantees. The average remaining life of these contracts as of March 31, 2006 is 3.0 years. The inception-to-date gain on the balance sheet is an asset of $86.6 million at March 31, 2006 and $57.4 million at December 31, 2005 and is recorded in other assets.

4.   DERIVATIVE INSTRUMENTS (Continued)

Interest Rate and Foreign Exchange Rate Derivatives

FSA Global enters into derivative contracts to manage interest-rate and foreign currency exposure in its VIE debt and VIE bond portfolio. All gains and losses from changes in the fair value of derivatives that do not qualify for hedge accounting are recognized immediately in the condensed consolidated statements of operations and comprehensive income in net unrealized and realized gains (losses) on derivative instruments. These derivatives generally include interest-rate and currency swap agreements, which are primarily utilized to convert fixed-rate debt and investments into U.S. dollar floating-rate debt and investments. The inception-to-date net unrealized gain on the outstanding derivatives used to economically hedge the VIE debt and VIE Bond Portfolio of $396.5 million and $433.7 million at March 31, 2006 and December 31, 2005, respectively, is recorded in other assets.

5.   NOTES PAYABLE TO AFFILIATE

The Company has recorded $404.9 million of notes payable to an affiliate at March 31, 2006. Principal payments due under these refinanced notes for the remainder of 2005 and each of the next four years ending December 31 and thereafter, are as follows (in millions):

Principal Amount
2006	$33,235
2007	37,999
2008	47,929
2009	50,322
2010	44,177
Thereafter	191,235
Total	$404,897

6.   OUTSTANDING EXPOSURE

The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross amount of financial guarantees in force (principal and interest) was $687.1 billion at March 31, 2006 and $685.1 billion at December 31, 2005. The net amount of financial guarantees in force was $498.7 billion at March 31, 2006 and $497.1 billion at December 31, 2005.

The net and ceded par outstanding of insured obligations in the municipal insured portfolio includes the following amounts by type of issues (in millions) at March 31, 2006 and December 31, 2005:

	Net Par Outstanding		Ceded Par Outstanding
Types of Issues	March 31, 2006	December 31, 2005	March 31, 2006	December 31, 2005
General obligation bonds	$90,519	$88,922	$25,839	$25,288
Housing revenue bonds	7,517	7,585	2,121	2,153
Municipal utility revenue bonds	37,522	37,245	14,067	14,092
Health care revenue bonds	12,026	11,789	9,129	8,889
Tax-supported non-general obligation bonds	40,674	40,622	16,714	16,776
Transportation revenue bonds	14,784	14,695	9,009	8,944
Other domestic municipal bonds	14,080	13,955	4,738	4,905
International obligations	13,195	12,247	10,203	9,417
Total municipal obligations	$230,317	$227,060	$91,820	$90,464

6.   OUTSTANDING EXPOSURE (Continued)

The net and ceded par outstanding of insured obligations (including FSA-insured CDS) in the asset-backed insured portfolio are backed by the following types of collateral (in millions) at March 31, 2006 and December 31, 2005:

	Net Par Outstanding		Ceded Par Outstanding
Types of Collateral	March 31, 2006	December 31, 2005	March 31, 2006	December 31, 2005
Residential mortgages	$16,202	$18,401	$2,702	$3,056
Consumer receivables	7,737	8,366	1,417	1,569
Pooled corporate obligations	47,977	47,253	10,573	11,141
Other domestic asset-backed obligations (1)	20,305	20,791	2,938	2,890
International obligations	30,110	29,075	10,990	11,487
Total asset-backed obligations	$122,331	$123,886	$28,620	$30,143

(1)          Includes net par outstanding of $13,126 million as of March 31, 2006 and $13,463 million as of December 31, 2005, respectively, relating to FSA-insured GICs issued by the GIC Affiliates.

7.   VARIABLE INTEREST ENTITIES

Payments due under the VIE debt (including $1,067.4 million of future interest accretion on zero coupon obligations) in the remainder of 2006 and each of the next four years ending December 31 and thereafter, are as follows (in millions):

Principal Amount
2006	$46.1
2007	551.5
2008	125.7
2009	17.7
2010	94.4
Thereafter	2,916.4
Total	$3,751.8

8.   OTHER ASSETS

The detailed balances that comprise other assets at March 31, 2006 and December 31, 2005 are as follows (in thousands):

	March 31, 2006	December 31, 2005
Other assets:
Fair value of VIE swaps	$396,521	$433,670
Fair-value adjustments on CDS	86,537	57,372
VIE other invested assets	266,846	266,978
Tax and loss bonds	110,439	105,324
Accrued interest on VIE swaps	125,872	108,421
Accrued interest income	55,307	53,101
Other assets	135,372	137,696
Total other assets	$1,176,894	$1,162,562